UNITED STATES
SECURITIES AND EXCHANGE
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report: October 28, 2004

MIDDLESEX WATER COMPANY
(Exact name of registrant as specified in its charter)

NEW JERSEY (State or other jurisdiction of incorporation or organization)	0-422 (Commission File Number)	22-1114430 (I.R.S. Employer Identification No.)

1500 RONSON ROAD, P.O. BOX 1500, ISELIN, NEW JERSEY 08830
(Address of principal executive offices, including zip code)

(732)-634-1500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item. 8.01 Other Events

Announcement of Middlesex Water Company Third Quarter 2004 Earnings as set forth in the attached press release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

MIDDLESEX WATER COMPANY (Registrant) /s/Kenneth J. Quinn Kenneth J. Quinn Vice President, General Counsel, Secretary and Treasurer

Dated: October 28, 2004

2

Contact:

        Bernadette M. Sohler, Director of Communications (732) 634-1500

MIDDLESEX WATER COMPANY REPORTS THIRD QUARTER EARNINGS

        ISELIN, NJ, (October 28, 2004) Middlesex Water Company, (NASDAQ:MSEX), a provider of water and wastewater services in New Jersey and Delaware, announced today that its net income, for the quarter ended September 30, 2004, increased by 40.5% over the prior year.

Third Quarter 2004 Results
        Consolidated operating revenues, for the quarter ended September 30, 2004, were $19.9 million, up $2.3 million, from $17.6 million for the same period in 2003. Water sales improved by $1.1 million in our New Jersey systems, which was primarily a result of base rate increases. Continued double-digit customer growth and base rate increases for the Company’s Delaware subsidiary, Tidewater Utilities, Inc. (TUI) generated an additional $0.8 million in revenues, and our meter installation venture contributed $0.6 million to revenues. Revenues from our City of Perth Amboy contract decreased by $0.3 million. Operating expenses increased to $15.4 million, up from $14.1 million. Costs associated with the meter installation venture were $0.5 million of the increase. Higher costs for purchased water, energy, payroll and benefits, insurance and corporate governance fees for the Middlesex system represented $0.2 million of the increase. Income and other taxes increased a combined $0.7 million.

        The Company reported third quarter 2004 earnings applicable to common stock increased to $3.3 million, compared to $2.3 million in the prior year, and earnings per share of common stock increased from $0.22 to $0.29.

Nine-Month Results
        For the nine months ended September 30, 2004, revenues were $53.5 million, up $4.9 million, from $48.6 million for the same period in the prior year. Water sales improved by $1.7 million in our New Jersey systems, which was primarily a result of base rate increases. Customer growth of 10.7% and base rate increases for TUI generated an additional $1.6 million in revenues, while our meter installation venture added $1.8 million to revenues. Revenues from our City of Perth Amboy contract decreased by $0.4 million due to scheduled reductions in fixed fees. Operating expenses increased to $43.7 million, up from $39.6 million. Costs associated with the customer growth in Delaware and the meter installation venture were $2.4 million of the increase. Higher costs for purchased water, energy, payroll and benefits, insurance and corporate governance fees for the Middlesex system represented $1.0 million of the increase. Income and other taxes increased a combined $0.7 million.

        For the nine-month period ended September 30, 2004, earnings applicable to common stock were $6.1 million, compared to $5.2 million in the prior year, and earnings per share of common stock increased from $0.50 to $0.55.

Twelve-Month Results
        For the twelve months ended September 30, 2004, revenues were $69.0 million, up from $63.8 million for the same period in the prior year. The double-digit customer growth and base rate increases for TUI generated an additional $2.1 million in revenues, while our meter installation venture added $2.0 million to revenues. Water sales by the Middlesex system increased by $1.2 million. This was the result of $1.5 million of additional revenues from base rate increases which were partially offset by reduced consumption revenues of $0.3 million due to wet weather. Revenues from our City of Perth Amboy contract decreased by $0.4 million. Operating expenses increased to $56.7 million, up from $51.6 million. Costs associated with the customer growth in Delaware and the meter installation venture were $2.8 million of the increase. Higher costs for purchased water, energy, water treatment, payroll and benefits, insurance and corporate governance fees for the Middlesex system represented $1.5 million of the increase. Depreciation expense increased $0.5 million as a result of additional utility plant in service. As a result, earnings applicable to common stock were $7.2 million, which was less than 1% higher than the same period in 2003, however earnings per share of common stock decreased from $0.69 or $0.67 due to the higher number of shares outstanding that resulted from the issuance of 700,000 shares in May 2004.

Board Declares Quarterly Dividend
        The Company’s Board of Directors approved an increase in the quarterly dividend from $0.165 to $0.1675 per share, payable December 1, 2004, to common shareholders as of November 15, 2004. The Company has paid cash dividends in varying amounts for the past 90 years and the dividend has been increased in each year since 1973. Middlesex Water has a Dividend Reinvestment Plan under which dividends and optional cash payments can be used to purchase additional shares of Common stock.

About Middlesex Water Company
        Middlesex Water Company, organized in 1897, is an investor-owned water utility, serving customers in central and southern New Jersey and in the State of Delaware. The Company and its New Jersey subsidiaries – Pinelands Water Company and Pinelands Wastewater Company—are subject to the regulations of the Board of Public Utilities of the State of New Jersey. Middlesex Water operates the water and wastewater utilities for the City of Perth Amboy through its subsidiary, Utility Service Affiliates (Perth Amboy), Inc. The Company’s Delaware subsidiary, Tidewater Utilities, Inc., together with Southern Shores Water Company, is subject to the regulations of the Public Service Commission in Delaware. These companies are also subject to various Federal and State and regulatory agencies concerning water quality standards.

        For additional information regarding Middlesex Water Company, visit the Company’s Web site at www.middlesexwater.com or call (732) 634-1500.

     Certain matters discussed in this press release are “forward-looking statements”regarding the Company’s results of operations and financial position. Such statements address future plans, objectives, expectations and events concerning various matters such as capital expenditures, earnings, litigation, growth potential, rate, regulatory matters, liquidity, capital resources and accounting matters. Actual results in each case could differ materially from those currently anticipated in such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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MIDDLESEX WATER COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
	2004	2003	2004	2003	2004	2003
Operating Revenues	$19,856,688	$17,585,575	$53,502,334	$48,564,914	$69,048,634	$63,759,946

Operating Expenses:
Operations	9,193,804	8,687,828	27,455,475	24,292,699	35,828,875	31,478,131
Maintenance	759,352	830,877	2,430,319	2,612,556	3,346,876	3,457,835
Depreciation	1,467,523	1,342,059	4,353,222	3,960,856	5,755,093	5,242,946
Other Taxes	2,224,028	2,081,210	6,195,329	5,950,472	8,060,775	7,854,295
Income Taxes	1,714,802	1,143,264	3,240,804	2,764,542	3,713,480	3,592,126

Total Operating Expenses	15,359,509	14,085,238	43,675,149	39,581,125	56,705,099	51,625,333

Operating Income	4,497,179	3,500,337	9,827,185	8,983,789	12,343,535	12,134,613

Other Income:
Allowance for Funds Used
During Construction	179,173	95,448	309,455	253,253	372,121	336,482
Other Income	33,418	41,705	170,983	83,896	218,586	199,144
Other Expense	(85)	(984)	(29,761)	(68,708)	(50,984)	(122,367)

Total Other Income, net	212,506	136,169	450,677	268,441	539,723	413,259

Interest Charges	1,347,475	1,243,888	3,991,681	3,830,926	5,387,785	5,099,090

Net Income	3,362,210	2,392,618	6,286,181	5,421,304	7,495,473	7,448,782

Preferred Stock Dividend Requirements	63,697	63,697	191,090	191,090	254,786	254,786

Earnings Applicable to Common Stock	$3,298,513	$2,328,921	$6,095,091	$5,230,214	$7,240,687	$7,193,996

Earnings per share of Common Stock:
Basic	$0.29	$0.22	$0.55	$0.50	$0.67	$0.69
Diluted	$0.29	$0.22	$0.55	$0.50	$0.66	$0.68
Average Number of
Common Shares Outstanding :
Basic	11,316,768	10,505,517	10,989,209	10,448,226	10,880,220	10,472,573
Diluted	11,659,908	10,848,657	11,332,349	10,791,366	11,223,360	10,815,713
Cash Dividends Paid per Common Share	$0.1650	$0.1613	$0.4950	$0.4838	$0.6603	$0.6450

See Notes to Condensed Consolidated Financial Statements.